EXHIBIT 99

SPS Commerce Reports Second Quarter 2011 Financial Results

Company Continues to Accelerate Growth and Delivers 29% Recurring Revenue Growth Over 2010

MINNEAPOLIS, July 28, 2011 (GLOBE NEWSWIRE) -- SPS Commerce (Nasdaq:SPSC), a leading provider of on-demand supply chain management solutions, today announced financial results for the second quarter ended June 30, 2011.

Revenue was $13.9 million in the second quarter of 2011, compared to $10.9 million in the second quarter of 2010, reflecting 27% growth in total revenue from the second quarter of 2010. Recurring revenue grew 29% from the second quarter of 2010.

Net loss in the second quarter of 2011 was ($109,000) or ($0.01) per diluted share, compared to net income of $638,000 or $0.05 per diluted share, in the second quarter of 2010. Non-GAAP net income per diluted share was $0.04, compared to non-GAAP net income per diluted share of $0.07 in the second quarter of 2010. Adjusted EBITDA for the second quarter of 2011 was $1.0 million, compared to $1.3 million for the second quarter of 2010.

"We are pleased with the continued momentum in our business as we delivered another strong quarter across all metrics," said Archie Black, President and CEO of SPS Commerce. "The acquisition of Direct EDI strengthened our position as a leading SaaS-based provider of supply chain solutions and helped drive a record increase in the number of recurring revenue customers. With a successful first half of 2011 behind us, we remain focused on executing our growth plan for the rest of 2011 and beyond."

Revenue for the six months ended June 30, 2011 was $26.6 million, compared to $21.2 million for the comparable period in 2010. Net income for the six months ended June 30, 2011 was $383,000, or $0.03 per diluted share, compared to net income of $1.6 million, or $0.15 per diluted share, for the comparable period in 2010. Non-GAAP net income per diluted share for the six months ended June 30, 2011 was $0.10, compared to non-GAAP net income per diluted share of $0.17 for the comparable period in 2010. Adjusted EBITDA for the first six months of this year was $2.2 million, compared to $2.7 million for the first six months of last year.

"This quarter marks our 42nd consecutive quarter of top line growth, highlighted by 29% growth in recurring revenue," said Kim Nelson, Chief Financial Officer of SPS Commerce. "Our recurring revenue growth is accelerating as our value proposition and viral marketing drives an increase in the number of recurring revenue customers and additional wallet share from our existing customer base. We are pleased to see that the additional investment in sales and marketing is paying off as we attract new customers and consolidate our market leadership. Our continued execution gives us the confidence to raise our full year revenue guidance."

Guidance

For the third quarter of 2011, revenue is expected to be in the range of $14.5 million to $14.8 million, representing growth of 26% to 29% compared to the third quarter of 2010. Third quarter net income per diluted share is expected to be in the range of ($0.01) to $0.00. Non-GAAP net income per diluted share is expected to be in the range of $0.05 to $0.06. Adjusted EBITDA is expected to be in the range of $1.1 to $1.3 million. Non-cash, share-based compensation expense is expected to be approximately $500,000 and amortization is expected to be approximately $260,000.

For the full year of 2011, revenue is expected to be in the range of $56.1 to $56.6 million, representing growth of 26% to 27% compared to 2010. Full year net income per diluted share is expected to be in the range of $0.03 to $0.06. Non-GAAP net income per diluted share is expected to be in the range of $0.21 to $0.25. Adjusted EBITDA is expected to be in the range of $4.7 to $5.2 million. Non-cash, share-based compensation expense is expected to be approximately $1.8 million and amortization is expected to be $650,000.

Quarterly Conference Call

To access the call, please dial (877) 312-7508, or outside the U.S. (253) 237-1184, at least five minutes prior to the 3:30 p.m. CT start time. A live webcast of the call will also be available at www.investors.spscommerce.com under the Events and Presentations menu. An audio replay will be available between 6:30 p.m. CT July 28, 2011 and 10:59 p.m. CT August 11, 2011 by calling (800) 642-1687 or (706) 645-9291, with Conference ID 76627077. The replay will also be available on our website at www.investors.spscommerce.com.

About SPS Commerce

SPS Commerce is a leading provider of on-demand supply chain management solutions, providing integration, collaboration, connectivity, visibility and data analytics to thousands of customers worldwide. We deliver our solutions over the Internet using a Software-as-a-Service model to improve the way suppliers, retailers, distributors and other customers manage and fulfill orders. Our SPSCommerce.net platform features pre-built integrations used by current and new customers alike, spanning 3,000 order management models across 1,500 retailers, grocers and distributors, as well as integrations to over 100 accounting, warehouse management, enterprise resource planning, and packing and shipping applications. More than 40,000 customers across more than 40 countries have used SPSCommerce.net, making it one of the largest trading partner integration centers. SPS Commerce has 42 consecutive quarters of increased revenues and is headquartered in Minneapolis. For additional information, please contact SPS Commerce at 866-245-8100 or visit www.spscommerce.com.

SPS Commerce is a registered trademark of SPS Commerce, Inc. SPSCommerce.net and the SPS Commerce logo are the property of SPS Commerce, Inc. All other names and trademarks are the property of their respective holders.

The SPS Commerce logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7184

Use of Non-GAAP Financial Measures

To supplement its financial statements, SPS Commerce also provides investors with Adjusted EBITDA and non-GAAP net income per share, which are non-GAAP financial measures. SPS Commerce believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. SPS Commerce's management uses these non-GAAP measures to compare the company's performance to that of prior periods for trend analyses and planning purposes. It uses Adjusted EBITDA for purposes of determining executive and senior management incentive compensation. These measures are also presented to the company's board of directors.

EBITDA consists of net income plus depreciation and amortization, interest expense, interest income and income tax expense. Adjusted EBITDA consists of EBITDA plus non-cash, stock-based compensation expense. SPS Commerce uses Adjusted EBITDA as a measure of operating performance because it assists the company in comparing performance on a consistent basis, as it removes from operating results the impact of the company's capital structure. SPS Commerce believes Adjusted EBITDA is useful to an investor in evaluating the company's operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the company's capital structure and the method by which assets were acquired.

Non-GAAP net income per share consists of net income plus non-cash, stock-based compensation expense and amortization expense related to intangible assets divided by the weighted average number of shares of common stock outstanding during each period. SPS Commerce believes non-GAAP net income per share is useful to an investor because it is widely used to measure a company's operating performance.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the company's financial statements and are subject to inherent limitations. SPS Commerce urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release. The following tables provide reconciliations of net income to Adjusted EBITDA and non-GAAP net income per share:

SPS COMMERCE, INC.
NON-GAAP RECONCILIATION
(Unaudited; in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net income (loss)	$ (109)	$ 638	$ 383	$ 1,557
Depreciation and amortization	473	403	895	745
Amortization of intangible assets	123	--	123	--
Interest expense	--	13	--	58
Interest income	(26)	--	(58)	--
Income tax expense	78	38	107	103

EBITDA	539	1,092	1,450	2,463
Non-cash, stock-based compensation expense	487	175	799	226

Adjusted EBITDA	$ 1,026	$ 1,267	$ 2,249	$ 2,689

Net income (loss)	$ (109)	$ 638	$ 383	$ 1,557
Non-cash, stock-based compensation expense	487	175	799	226
Amortization of intangible assets	123	--	123	--

Non-GAAP net income	$ 501	$ 813	$ 1,305	$ 1,783

Shares used to compute non-GAAP net income per share
Basic	11,919	8,301	11,892	4,358
Diluted	12,620	11,844	12,659	10,699

Non-GAAP net income per share
Basic	$ 0.04	$ 0.10	$ 0.11	$ 0.41
Diluted	$ 0.04	$ 0.07	$ 0.10	$ 0.17

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management's view of SPS Commerce's future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of SPS Commerce to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are included in documents SPS Commerce files with the Securities and Exchange Commission, including but not limited to, SPS Commerce's Annual Report on Form 10-K for the year ended December 31, 2010, as well as subsequent reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on SPS Commerce's future results. The forward-looking statements included in this press release are made only as of the date hereof. SPS Commerce cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, SPS Commerce expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

SPS-F

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except share amounts)

	June 30, 2011	December 31, 2010

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 29,788	$ 40,473
Accounts receivable, less allowance for doubtful accounts of $193 and $209	7,353	5,574
Deferred costs, current	5,177	4,720
Prepaid expenses and other current assets	1,564	874
Total current assets	43,882	51,641
PROPERTY AND EQUIPMENT, net	2,896	2,760
GOODWILL	5,877	1,166
INTANGIBLE ASSETS, net	6,287	290
OTHER ASSETS
Deferred costs, net of current portion	2,193	1,943
Other non-current assets	80	80
	$ 61,215	$ 57,880

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Capital lease obligations, current	$ --	$ 122
Accounts payable	1,821	998
Accrued compensation and benefits	3,836	3,577
Accrued expenses and other current liabilities	1,260	807
Deferred revenue, current	3,734	3,585
Total current liabilities	10,651	9,089

OTHER LIABILITIES
Deferred revenue, less current portion	5,461	5,002
Other non-current liabilities	247	281
Total liabilities	16,359	14,372

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding	--	--
Common stock, $0.001 par value; 55,000,000 shares authorized; 11,955,017 and 11,849,572 shares issued and outstanding, respectively	12	12
Additional paid-in capital	107,229	106,264
Accumulated deficit	(62,385)	(62,768)
Total stockholders' equity	44,856	43,508
	$ 61,215	$ 57,880

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenues	$ 13,937	$ 10,944	$ 26,586	$ 21,187
Cost of revenues	3,750	3,101	7,071	6,082
Gross profit	10,187	7,843	19,515	15,105
Operating expenses
Sales and marketing	5,852	4,122	10,978	7,629
Research and development	1,414	1,067	2,654	2,110
General and administrative	2,839	1,975	5,294	3,640
Amortization of intangible assets	123	--	123	--
Total operating expenses	10,228	7,164	19,049	13,379
Income (loss) from operations	(41)	679	466	1,726
Other income (expense)
Interest expense	--	(13)	--	(58)
Interest income	26	--	58	--
Other income (expense)	(16)	10	(34)	(8)
Total other income (expense), net	10	(3)	24	(66)
Income (loss) before income taxes	(31)	676	490	1,660
Income tax expense	(78)	(38)	(107)	(103)
Net income (loss)	$ (109)	$ 638	$ 383	$ 1,557

Net income (loss) per share
Basic	$ (0.01)	$ 0.08	$ 0.03	$ 0.36
Diluted	$ (0.01)	$ 0.05	$ 0.03	$ 0.15

Weighted average common shares used to compute net income (loss) per share
Basic	11,919	8,301	11,892	4,358
Diluted	11,919	11,844	12,659	10,699

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)

	Six Months Ended June 30,
	2011	2010

Cash flows from operating activities
Net income	$ 383	$ 1,557
Reconciliation of net income to net cash provided by operating activities
Depreciation and amortization of property and equipment	895	745
Amortization of intangible assets	123	--
Provision for doubtful accounts	120	165
Stock-based compensation	799	226
Change in carrying value of preferred stock warrants	--	27
Other	--	1
Changes in assets and liabilities
Accounts receivable	(1,799)	(385)
Prepaid expenses and other current assets	(593)	484
Other assets	--	2
Deferred costs	(708)	(488)
Accounts payable	823	(362)
Deferred revenue	608	590
Accrued compensation and benefits	259	491
Accrued expenses and other current liabilities	216	(351)
Net cash provided by operating activities	1,126	2,702
Cash flows from investing activities
Acquisition of Direct EDI	(10,865)	--
Purchases of property and equipment	(989)	(1,214)
Net cash used in investing activities	(11,854)	(1,214)
Cash flows from financing activities
Borrowings on line of credit	--	4,450
Payments on line of credit	--	(5,950)
Payments on equipment loans	--	(732)
Payments of capital lease obligations	(122)	(116)
Net proceeds from initial public offering	--	32,902
Stock offering costs	(108)	--
Net proceeds from exercise of options to purchase common stock	273	--
Net cash provided by financing activities	43	30,554
Net increase (decrease) in cash and cash equivalents	(10,685)	32,042
Cash and cash equivalents at beginning of period	40,473	5,931
Cash and cash equivalents at end of period	$ 29,788	$ 37,973
CONTACT: Investor Relations:
         The Blueshirt Group
         415-217-7722
         Todd Friedman, todd@blueshirtgroup.com
         Stacie Bosinoff, stacie@blueshirtgroup.com

         Media:
         Kay Rindels
         SPS Commerce
         866-245-8100
         krindels@spscommerce.com

         Kim Baker
         PAN Communications
         978-474-1900
         spscommerce@pancomm.com